Exhibit 99.1

Chemomab Therapeutics Names Donald R. Marvin Chief Financial Officer,
Executive Vice President and Chief Operating Officer

Seasoned veteran brings Chemomab three decades of diverse life sciences industry experience

TEL AVIV, Israel, November 8, 2021 -- Chemomab Therapeutics Ltd. (Nasdaq: CMMB), (Chemomab) a clinical-stage biotech company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced that Donald R. Marvin has been named Chief Financial Officer, Executive Vice President and Chief Operating Officer. Mr. Marvin is a seasoned biotechnology executive with over 35 years of experience at growth enterprises in corporate finance and fundraising, strategy, corporate development, mergers and acquisitions, and operations.

“Don’s deep expertise in building life sciences companies through a combination of organic growth and targeted strategic acquisitions will be invaluable as we advance our promising clinical programs and leverage the scientific foundation established by our founding team,” said Dale Pfost, PhD, Chief Executive Officer of Chemomab. “Don and I have worked separately and together to leverage innovative science, operational excellence and value-enhancing transactions to grow successful enterprises and create stakeholder value. I look forward to Don’s many contributions to Chemomab’s emerging leadership in developing novel therapeutics for fibrotic and inflammatory diseases with high unmet need.”

Until its acquisition earlier this year, Mr. Marvin served as Executive Vice President and Chief Financial Officer of Lodo Therapeutics. He was previously Chairman, President and CEO of Concentric, an agtech company that develops biological and essential plant nutrient inputs. Before Concentric, he was President and CEO of IdentiGEN, a leading provider of DNA-based solutions to the agriculture and food industries. Mr. Marvin was a co-founder of Nasdaq-traded Orchid BioSciences, a pioneer in human DNA testing, where he served as Chief Operating Officer, CFO and Senior Vice President of Corporate Development. A former New Jersey CFO of the Year, he has raised close to a half billion dollars in financings and has completed over a dozen successful mergers and acquisitions. Earlier in his career, Mr. Marvin held positions of increasing responsibility at Abbott, Boehringer Ingelheim, Bayer and PepsiCo. He has served on public and private company boards and regularly contributes columns to Forbes. Mr. Marvin earned a Bachelor of Science degree from The Ohio State University and an MBA from Iona College.

Mr. Marvin noted, “I am delighted to join Chemomab and reunite with Dale at a young company with so much promise. Chemomab has identified a unique immunotherapy target with the potential to generate a pipeline in a product, which I see as a solid base for building a world-class company. First and foremost, we will strive to continue to make the most of our current clinical trials, which reflect Chemomab’s 10-year commitment to discipline, drive and excellence in its scientific development activities. I also look forward to working with Chemomab’s strong executive team and its talented scientists to extend the company’s capabilities and take us to the next stage.”

Sigal Fattal, Chemomab’s interim CFO, will serve as a senior financial advisor to Mr. Marvin. Adi Mor, PhD, co-founder and CSO of Chemomab, commented, “We are delighted to have an executive with Don’s exceptional breadth of experience and established industry contacts join Chemomab. We also want to thank Sigal for her excellent work in building our finance organization and steering us through the transition to becoming a public company. We are very pleased that she will continue as a valued member of our senior team.”

About Chemomab Therapeutics Ltd.
Chemomab is a clinical-stage biotech company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases. It is currently in Phase 2 safety and efficacy trials in patients with primary sclerosing cholangitis (PSC) and liver fibrosis, with a third Phase 2 trial in systemic sclerosis (SSc) expected to begin early in 2022.

For more information on Chemomab, visit www.chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on  CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
Phone: +1-917-734-7387
ir@chemomab.com

Media:
Barbara Lindheim
BLL Partners for Chemomab
Phone: +1-917-355-9234
blindheim@bllbiopartners.com